HALE AND DORR
                            Counsellors At Law

               60 State Street, Boston, Massachusetts  02109
                      617-526-6000   Fax 617-526-5000


                                             December 28, 1995

Goldman Sachs Trust
4900 Sears Tower
Chicago, Illinois  60606

     Re:  Rule 24f-2 Notice

Ladies and Gentlemen:

     Goldman Sachs Trust (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts on September 24, 1987, as amended on November 15, 1987, October 1, 1987, November 30, 1987, October 6, 1989, March 21, 1991, and
April 23, 1991, as amended and restated on December 25, 1991, and as further amended on August 17, 1992, October 28, 1992, January 26, 1993, December 22, 1993, January 27, 1994, August 26, 1994,
April 3, 1995, April 30, 1995 and May 9, 1995 (as so amended and restated, the "Trust Agreement"). The beneficial interests thereunder are represented by transferable shares of beneficial interest with $.001 par value.

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article IV, Section 4.1 of the Trust Agreement, the number of shares of beneficial interest authorized to be issued under the Trust Agreement is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article IV, Section 4.1, the Trustees may issue shares of any series or class for such consideration and on such terms as they may determine (or for no consideration if pursuant to a share dividend or split-up) without action or approval of shareholders.

     Pursuant to Article IV, Section 4.2, the Trustees established seven separate series of shares designated "GS Short-Term Government Agency Fund", "Goldman Sachs Global Income Fund", "GS Adjustable Rate Government Agency Fund", "GS Short Duration Tax-Free Fund", "Goldman Sachs Government Income Fund", "Goldman Sachs Municipal Income Fund" and GS Core Fixed Income Fund".

     We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933.

     We understand that you are about to file with the Securities and Exchange Commission a notice pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 74,250,550 shares of beneficial interest of the Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended October 31, 1995, consisting of 52,833,457 Shares of GS Adjustable Rate Government Agency Fund, 5,588,208 Shares of GS Short-Term Government Agency Fund, 4,758,094 Shares of Goldman Sachs Global Income Fund, 3,924,324 Shares of GS Short Duration Tax-Free Fund, 1,219,160 Shares of Goldman Sachs Government Income Fund, 990,214 Shares of Goldman Sachs Municipal Income Fund, 3,307,992 Shares of GS Core Fixed Income Fund, 52,780 Shares of GS Government Agency Portfolio (For Financial Institutions), 44,274 Shares of Goldman Sachs California Municipal Income Fund, 162,832 Shares of Goldman Sachs New York Municipal Income Fund and 1,369,215 Shares of Goldman Sachs Adjustable Rate Mortgage Fund.

     We have examined the Agreement and Declaration of Trust, a certificate of the Treasurer of the Trust to the effect that the Trust or its agent received the consideration for each of the Shares in accordance with the terms of the Declaration, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfactions, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

     We express no opinion as to compliance with any state or federal securities laws. For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the nonassessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business Trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Trust Agreement provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the Shares has been duly taken, and that the Shares were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.

                                        Very truly yours,

                                        Hale and Dorr

                                        Hale and Dorr